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                                                              EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Post-effective amendment No. 1 to the Registration Statement on Form S-8 (No. 333-3962) of Preferred Networks, Inc. 1992 Stock Option Plan, 1994 Stock Option Plan, and 1995 Stock Option Plan of our report dated February 10, 1995, except as to the first paragraph of Note 5 which is as of January 24, 1996, appearing on page 25 of the December 31, 1996 Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 59 of the December 31, 1996 Form 10-K.

/s/  Price Waterhouse LLP

PRICE WATERHOUSE LLP
Atlanta, Georgia
August 10, 1997